GOLFGEAR INTERNATIONAL, INC.
TERM SHEET
ACQUISITION OF ASSETS OF BEL AIR GOLF COMPANIES

October 1, 1999

1.	Description of transaction:  GolfGear International, Inc.
("GolfGear") will acquire, either directly or through a newly-formed, wholly-owned subsidiary, substantially all of the assets of the Bel Air Golf Companies ("Bel Air"), both tangible and intangible, free and clear of any and all liens, claims, royalties encumbrances or obligations. Unless otherwise specified, all of the assets of Bel Air are being sold to GolfGear. The assets being sold to GolfGear include, but are not limited to, the following:

machinery and equipment;

tooling, molds and dies;

copyrights and trade names;

inventory;

packaging supplies;

customer lists, supplier and vendor lists;

sales order backlog;

accounts receivable (excluding accounts receivable pledged or sold to Heller Financial, Inc.); and prepaids and deposits.

2.	Purchase consideration:  In consideration for the acquisition of the assets of Bel Air, GolfGear will pay the following purchase consideration:

Assume, pay, restructure or otherwise settle the note to Finer with a principal balance of $50,000;

Issue a maximum of 650,000 shares of its common stock ($.001 par value), as follows:

At the first closing, Bel Air will deliver to GolfGear the right to immediately begin to conduct business under the Bel Air tradenames, utilize the Bel Air sales backlog, and otherwise legally conduct the business of Bel Air, free and clear of any and all claims of any other party, and in return, GolfGear will issue 250,000 shares of its restricted common stock to Bel Air or to its designees.

Should Bel Air deliver to GolfGear its assets that are currently under the control of R & M Golf Company dba Triumph Golf ("Triumph") by the dates specified below, GolfGear will issue additional shares of its restricted common stock to Bel Air or its designees at a second closing, as follows: by December 31, 1999 - 400,000 shares; from January 1, 2000 through March 31, 2000 - 300,000 shares; from April 1, 2000 through September 30, 2000 - 200,000 shares. If the assets are delivered subsequent to September 30, 2000, the amount of shares to be issued for delivery of the assets shall be determined by negotiation between the parties. Bel Air will use its best efforts to reacquire the assets currently under the control of Triumph and to deliver such assets to GolfGear.

GolfGear shall have no obligation to proceed with the transaction contemplated herein if at any time there is any uncertainty whatsoever (arising from the current bankruptcy proceedings of Triumph or otherwise) as to who owns the Bel Air assets or who has the right to conduct the business of Bel Air.

GolfGear shall issue to Bel Air or to its designees the following additional consideration: (a) warrants to purchase 255,000 shares of restricted common stock, exercisable at $1.00 per share for a period of six months from the initial closing, 5,000 of which shall be issued to Dennis Iden; (b) warrants to purchase 100,000 shares of restricted common stock exercisable at $1.00 per share for a period of three years, only if the Bel Air business generates net revenues of at least $1,500,000 during 2000; (c) warrants to purchase 100,000 shares of restricted common stock exercisable at $2.00 per share for a period of three years, only if the Bel Air business generates net revenues of at least $2,000,000 during 2001; and (d) warrants to purchase 100,000 shares of restricted common stock exercisable at $3.00 per share for a period of three years, only if the Bel Air business generates net revenues of at least $2,500,000 during 2002. The warrants will not have cashless exercise provisions.

3.	Regulatory compliance:  The shares of GolfGear common stock
and the common stock purchase warrants will be issued in a transaction exempt from the registration requirements of the United States Securities and Exchange Commission (the "SEC"). The transaction will comply with applicable state regulatory requirements.

4.	Legal documentation: The transaction will be subject to
preparation of appropriate legal documentation by GolfGear.

5.	Audit: Bel Air will make available to GolfGear all of the
accounting and corporate records in its possession or under its control and will, to the best of its ability, cooperate with GolfGear in conducting an audit of Bel Air in order to comply with the rules and regulations of the SEC. The cost of such audit will be the responsibility of GolfGear. To the extent that GolfGear is unable to audit such records and prepare a financial statement to comply with the filing requirements as promulgated by the SEC, GolfGear will have the option of rescinding the transaction, with such right, if not sooner exercised, terminating on April 30, 2000. However, on April 30, 2000, if GolfGear has a registration statement pending with the SEC, or is in discussions with the SEC on the issue of auditing Bel Air's historical financial statements, such deadline shall be automatically extended during the period of time that such registration statement is pending or such discussions continue. Upon the conclusion of discussions with the SEC, GolfGear shall have 30 days to determine whether to exercise the recision option. In no event will the recision option continue after December 31, 2000. In the event of a recision, GolfGear will provide an accounting to Bel Air of the net cash disbursed to or on behalf of Bel Air's operations, and the net cash generated by Bel Air's operations, and the parties will then negotiate a mutually agreeable resolution of the net amount owed or owing.

6.	Registration rights:  The common stock issued and issuable
upon exercise of the common stock purchase warrants will have unlimited piggyback rights.

7.	Sale restrictions:  In addition to any legal restrictions,
the shares of common stock of GolfGear to be issued herein, including the shares issuable upon exercise of the common stock purchase warrants, will be restricted for a period of two years from the date of issuance, and will then be saleable (in the aggregate) in open market transactions at the rate of 1% of the outstanding shares of common stock per quarter.

8.	Consulting agreement:  In conjunction with the acquisition
of the Bel Air assets, GolfGear will negotiate a mutually agreeable compensation package with Dennis Iden, which is anticipated to include both cash and non-cash components.

9.	Deadline:  A letter of intent will be prepared and executed
by both parties on or before October 4, 1999, or such other date that the parties may agree to. Such letter of intent will specify that (a) the first closing (as herein described) must take place no later than October 31, 1999, unless the parties agree to another date, and (b) the effective date of the transaction described herein shall be as of October 1, 1999. Upon execution of a letter of intent by Bel Air, GolfGear shall have received confirmation, in form and content acceptable to it, that holders of at least 70% of the shares of Bel Air have irrevocably approved the transaction contemplated herein.

10.	Exclusive right: Upon execution of a letter of intent, Bel
Air shall cease negotiations with any other potential acquirers until the transaction contemplated herein is either completed or terminated.

Agreed and approved:

GOLFGEAR INTERNATIONAL, INC.


By: /s/ Donald Anderson
        Donald Anderson, President

Date: 10/5/99

BEL AIR GOLF COMPANIES


By: /s/ Dennis Iden
        Dennis Iden, President

Date: 10/4/99